UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 18, 2015

Imation Corp.
(Exact name of registrant as specified in its charter)

DELAWARE	1-14310	41-1838504

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 IMATION WAY OAKDALE, MINNESOTA	55128

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(651) 704-4000

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 18, 2015, Imation Corp. (the “Company”) notified the New York Stock Exchange (the “NYSE”) that the Company no longer had a majority of independent directors as required by Section 303A.01 of the NYSE Listed Company Manual and that the Company no longer had three directors on its Audit Committee as required by Section 303A.07(a) of the NYSE Listed Company Manual. The Company was not in compliance as the result of the resignations of William G. LaPerch and Anthony T. Brausen from the Company’s Board of Directors, the appointment of Board member Barry L. Kasoff as Interim President and a Consulting Agreement dated August 17, 2015 between the Company and Mr. Robert B. Fernander.

On August 19, 2015, the Company received written notice from the NYSE that the Company is deficient in meeting the requirements of Section 303A.01 of the NYSE Listed Company Manual because the Company does not have a majority of independent directors on its Board and Section 303A.07(a) of the NYSE Listed Company Manual because the Company does not have three members on its Audit Committee. The NYSE notice advised that the Company has until August 26, 2015 to cure these deficiencies before being deemed noncompliant. The NYSE’s notice has no immediate effect on the listing of the Company’s common stock on the NYSE.

The Company’s Board of Directors is currently conducting a search for at least two new independent directors. Upon the appointment of two new independent directors to the Board and one new member to the Audit Committee, the Company will again be in compliance with the requirements of Sections 303A.01 and 303A.07 of the NYSE Listed Company Manual.  At this time, the Company expects to cure the deficiencies by August 26, 2015, but in no event later than 30 days from the date of this filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Imation Corp. (REGISTRANT)
Date:	August 24, 2015	By:	/s/John P. Breedlove
John P. Breedlove
Vice President, General Counsel & Corporate Secretary